                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                            STRATUS COMPUTER, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                            STRATUS COMPUTER, INC.
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                             STRATUS COMPUTER, INC.

                             55 FAIRBANKS BOULEVARD

                        MARLBOROUGH, MASSACHUSETTS 01752

                                                                  March 24, 1995

Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders of Stratus Computer, Inc., which will be held on Tuesday, April 25, 1995, at 2:00 PM, at the offices of the Company, 55 Fairbanks Boulevard, Marlborough, Massachusetts.

   The following Notice of Annual Meeting of Stockholders and Proxy Statement describes the items to be considered by the stockholders and contains certain information about Stratus' directors and executive officers.

   Please sign and return the enclosed proxy card as soon as possible in the envelope provided so that your shares can be voted at the meeting in accordance with your instructions. Even if you plan to attend the meeting, we urge you to sign and promptly return the enclosed proxy. You can revoke it at any time prior to the meeting, or vote your shares personally if you attend the meeting. We look forward to seeing you.

                                          Sincerely,

                                          WILLIAM E. FOSTER
                                          Chairman of the Board
                                          Chief Executive Officer

                             STRATUS COMPUTER, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 25, 1995

   The Annual Meeting of Stockholders of Stratus Computer, Inc. (the "Company") will be held at the offices of the Company, 55 Fairbanks Boulevard, Marlborough, Massachusetts, on Tuesday, April 25, 1995, at 2:00 PM, for the following purposes:

   1.  To elect two Class II directors for a three year term.
   2. To approve amendments to the 1983 Stock Option Plan and the Non-Qualified Common Stock Option Plan increasing the combined aggregate number of shares of common stock authorized to be issued under both plans from 8,780,200 to 9,380,200, an increase of 600,000 shares.
   3. To approve an amendment to the Employee Stock Purchase Plan increasing the number of shares that may be issued thereunder from 2,700,000 to 3,100,000, an increase of 400,000 shares.
   4. To ratify the selection by the Board of Directors of Ernst & Young LLP as the Company's independent auditors.
   5. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

   Stockholders of record at the close of business on March 1, 1995 will be entitled to notice of and to vote at the meeting.

   All stockholders are cordially invited to attend the meeting.

   In addition to the foregoing, stockholders are hereby notified that the Board of Directors has adopted certain Amendments to the By-laws of the Company. In connection with Mr. Haroian's election to the office of President and Chief Operating Officer in November 1993, the By-laws, which had previously provided that the President would be chief executive officer, were amended to provide that, if so designated by the Board, the Chairman of the Board would be chief executive officer and the President would have such duties as the Board prescribes. In January 1995, in connection with Mrs. Obourn's election to the Board, the By-laws were amended to provide that, subject to Massachusetts law and the Articles of Incorporation of the Company, the maximum number of directors shall be eight (in lieu of seven, as previously provided). These By-law amendments adopted by the Board do not require any action by stockholders nor is any such action proposed to be taken at the meeting. The amendments, in accordance with Massachusetts law and the Articles of Incorporation and By-laws of the Company, are subject to further amendment or repeal by either the stockholders or the directors.

                                          By order of the Board of Directors

                                          FREDERICK S. PRIFTY
                                          Clerk

Marlborough, Massachusetts
March 24, 1995

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                             STRATUS COMPUTER, INC.

                             55 FAIRBANKS BOULEVARD

                        MARLBOROUGH, MASSACHUSETTS 01752

                                 (508) 460-2000

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Stratus Computer, Inc. (the "Company"). The proxies will be used at the Annual Meeting of Stockholders to be held on April 25, 1995 and at any adjournment of that meeting. Each proxy will be voted in accordance with the instructions specified, and, if no instruction is specified, the proxy will be voted in favor of the proposals set forth in the Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by a written revocation, a subsequently dated proxy or an oral request at the meeting.

   The Board of Directors has fixed March 1, 1995 as the record date for the determination of stockholders entitled to vote at the meeting. On that date there were outstanding and entitled to vote 23,824,890 shares of common stock of the Company. Each share is entitled to one vote.

   A plurality of the shares voting is required for the election of directors. Approval of each of the other matters which is before the meeting will require the affirmative vote of the holders of a majority of the shares voting thereon. No votes may be taken at the meeting, other than a vote to adjourn, unless a quorum has been constituted consisting of the representation of a majority of the outstanding shares as of the record date. Votes will be tabulated by the Company's transfer agent subject to the supervision of persons designated by the Board of Directors as inspectors.

   All shares represented at the meeting, by holders present either in person or by proxy, will be deemed to be represented for purposes of constituting a quorum. Shares which are represented at a meeting but as to which the holder abstains from voting or has no voting authority in respect of a particular matter (such as in the case of a broker non-vote) will not be deemed to be voted on such matter and will not be the equivalent of negative votes on such matter.

   The Company's Annual Report to Stockholders for the year ended January 1, 1995 is being mailed to stockholders together with this Proxy Statement. The date of mailing of this Proxy Statement is expected to be on or about March 24, 1995.

   The following table sets forth, to the knowledge of the Company, the only beneficial owners of more than 5% of the Company's outstanding common stock as of February 22, 1995. This information is based on the most recent statements on Schedule 13G filed with the Securities and Exchange Commission or on other information available to the Company.

                                                             SHARES OF
                                                            COMMON STOCK
                                                            BENEFICIALLY
NAME AND ADDRESS                                               OWNED     PERCENT
- ----------------                                            ------------ -------
Neuberger & Berman (1).....................................  2,075,698    8.69
     605 Third Avenue
     New York, New York 10158-3698
FMR Corp. (2)..............................................  1,657,500    6.94
     82 Devonshire Street
     Boston, Massachusetts 02109-3614

- -----------------------------
(1) Neuberger & Berman has sole voting power with respect to 750,880 shares, shared voting power with respect to 963,500 shares, and shared investment power with respect to all 2,075,698 shares.

(2) FMR has sole voting power with respect to 62,400 shares and sole investment power with respect to all 1,657,500 shares.

                             ELECTION OF DIRECTORS

                               (ITEM 1 OF NOTICE)

   There are currently three Class I directors, two Class II directors and three Class III directors. On January 31, 1995, the Board of Directors voted
(i) to expand the number of Class I directors from two to three and (ii) to elect Candy M. Obourn to the Board of Directors as a Class I director. The present terms of the Class I and Class III directors extend until the 1997 and 1996 Annual Meetings of Stockholders, respectively. The present terms of the Class II directors expire at the 1995 Annual Meeting, and the Board has fixed at two the number of Class II directors to be elected at the meeting.

   The proxy will be voted to elect as Class II directors the two nominees (Messrs. Ferri and Hendrie), unless authority to vote for the election of directors is withheld by marking the proxy to that effect or the proxy is marked with the names of directors as to whom authority to vote is withheld. Each of the nominees is presently a director of the Company and has consented to serve if re-elected.

   Each Class II director will be elected to hold office until the third annual meeting of stockholders following the 1995 Annual Meeting (1998) and until a successor is elected and qualified. If a nominee becomes unavailable, the proxy may be voted for the election of a substitute, unless authority has been withheld as to that nominee.

   Set forth below are the names of each nominee and the positions and offices held by him, his age at February 22, 1995, the year in which he became a director of the Company, his principal occupation and business experience for at least the last five years, and the names of other publicly-held companies for which he serves as a director. Following that is the same information regarding the other directors of the Company.

CLASS II DIRECTORS--NOMINEES FOR ELECTION AT THE ANNUAL MEETING TO BE HELD APRIL 25, 1995

NAME, PRINCIPAL OCCUPATION,                                           DIRECTOR
BUSINESS EXPERIENCE AND DIRECTORSHIPS                                  SINCE   AGE
- -------------------------------------                                 -------- ---
Paul J. Ferri........................................................   1981    56
   He has been, since 1978, a general partner of Hellman, Ferri
   Investment Associates, since 1982, a general partner of Matrix
   Partners, L.P., since 1985, a general partner of Matrix Partners
   II, L.P., and since 1990, a general partner of Matrix Partners
   III, L.P., all of which are venture capital investment
   partnerships. Mr. Ferri is a director of BancTec, Inc., a
   manufacturer of check-processing equipment, Xyplex Corporation, a manufacturer of data communications equipment, and Atria Software,
   Inc., a developer of software management tools.

Gardner C. Hendrie...................................................   1985    62
   He has been, since May 1985, a private investor and independent consultant, and since 1987, a general partner of Sigma Partners, a venture capital investment partnership. Mr. Hendrie was a founder of the Company and, from 1980 through 1985, served the
   Company as an executive officer in various senior engineering management positions. Mr. Hendrie is a director of Atria
   Software, Inc., a developer of software management tools.

CLASS III DIRECTORS--TERMS EXTENDING UNTIL 1996

Alexander V. d'Arbeloff..............................................   1980    67
   He has been, since 1971, President and Chief Executive Officer of
   Teradyne, Inc., a producer of automatic test equipment for the electronics industry. Mr. d'Arbeloff is a director of Teradyne,
   Inc. and BTU Corporation, a manufacturer of thermal processing equipment.
Robert M. Morrill....................................................   1983    57
   He was, from July 1983 through December 1990, a general partner of
   H & Q Investment Partners, a venture capital investment
   partnership. Since January 1991, Mr. Morrill has been a private investor. Mr. Morrill is a director of VMARK Software, Inc., a supplier of database and application development software.

NAME, PRINCIPAL OCCUPATION                                            DIRECTOR
BUSINESS EXPERIENCE AND DIRECTORSHIPS                                  SINCE   AGE
- -------------------------------------                                 -------- ---
Gary E. Haroian......................................................   1993    43
   Mr. Haroian joined the Company in 1983 as Corporate Controller and has since served in the following senior management positions:
   1985-1988, Vice President, Finance and Administration and
   Treasurer; 1988-1990, Senior Vice President, Finance and
   Administration, Treasurer, and Chief Financial and Accounting
   Officer; 1990-1991, Vice President and General Manager, Corporate
   Division; 1991-1992, Senior Vice President and General Manager,
   Corporate Division; 1992-November 1993, Executive Vice President
   and General Manager, Corporate Operations; and since November
   1993, President and Chief Operating Officer.

CLASS I DIRECTORS--TERMS EXTENDING UNTIL 1997

Arthur Carr..........................................................   1990    63
   He was, from 1982 to 1986, Executive Vice President and General
   Manager of the Information Systems Group of Motorola, Inc., from
   1986 to 1989, President of Stellar Computer, Inc., a manufacturer of graphics super computers, from 1989 to 1991, President of Carr
   & Associates Management Consultants, and from 1991 through
   November 1993, Chairman, President and Chief Executive Officer of
   Bytex Corporation, a manufacturer of data communications
   equipment. Since November 1993, Mr. Carr has been a private investor. Mr. Carr is a director of Bay Networks, Inc., a
   manufacturer of computer network systems.
William E. Foster....................................................   1980    50
   Mr. Foster is a founder of the Company and he has been, since
   1980, Chairman and Chief Executive Officer of the Company. From
   1980 until November 1993, Mr. Foster also served as President of the Company. Mr. Foster is a director of Avid Technology, Inc., a developer of audio/video editing software.
Candy Obourn.........................................................   1995    44
   Mrs. Obourn has served in the following management positions for
   Eastman Kodak Company: 1989-1990, General Manager, Data Processing
   Products, Business Imaging Systems; 1990-1991, Assistant to
   Chairman of the Board; 1990-1993, Vice President & Director of
   Information Systems & Business Processes; 1993-present, Vice
   President & General Manager of Business Imaging Systems.

                   STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

   The following table sets forth information as of February 22, 1995 as to shares of common stock of the Company beneficially owned by each of the directors and the named executive officers of the Company and the directors and all executive officers as a group. Except as otherwise indicated, each person has sole investment and voting power with respect to the shares owned.

                                                           BENEFICIAL OWNERSHIP
                                                             OF COMMON STOCK
                                                           --------------------
                                                           NUMBER OF PERCENT OF
                                                           SHARES(1) OWNERSHIP
                                                           --------- ----------
Alexander V. d'Arbeloff...................................   103,588     .43%
Arthur Carr (2)...........................................    21,000     .09%
Paul J. Ferri.............................................   104,312     .44%
William E. Foster (3).....................................   332,281    1.39%
Gary E. Haroian...........................................   182,238     .76%
Gardner Hendrie...........................................    24,000     .10%
Robert M. Morrill (4).....................................    25,185     .11%
Candy M. Obourn...........................................         0     .00%
Robert E. Donahue.........................................    53,320     .22%
Paul R. Jones.............................................    47,800     .20%
David M. Weishaar.........................................    42,000     .18%
Richard L. Tarulli........................................    55,250     .23%
All directors and executive officers as a group (15 per-
 sons).................................................... 1,138,001    4.77%

- -----------------------------
(1) Includes 661,885 shares which may be acquired within sixty days after February 22, 1995 by exercise of stock options by the directors and executive officers as follows: Mr. d'Arbeloff, 29,000; Mr. Carr, 20,000; Mr. Ferri, 28,000; Mr. Foster, 167,500; Mr. Haroian, 179,830; Mr. Hendrie, 24,000; Mr. Morrill, 15,185; Mr. Donahue, 53,320; Mr. Jones, 47,800; Mr.
    Weishaar, 42,000; Mr. Tarulli, 55,250; and all directors and executive officers as a group, 752,140. Of those shares, 267,260 would be fully vested as to all directors and all executive officers as a group within that sixty day period, and the holders would have investment and voting powers; the remaining shares would be subject to vesting, and the holders would have voting but not investment powers until the shares vested.

(2) Excludes 400 shares held by Mr. Carr's wife, beneficial ownership of which he disclaims.

(3) Excludes 62,000 shares held by Mr. Foster's wife, beneficial ownership of which he disclaims.

(4) Includes 10,000 shares held by Morrill Associates Limited Partners, of which Mr. Morrill and members of his family are partners.

               MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

   During 1994, the Board of Directors of the Company held five meetings. Each incumbent director attended at least 75% of the aggregate number of the meetings of the Board and the meetings of the committees of the Board on which he served.

   The Board of Directors has an Audit Committee which held two meetings during 1994. The current members of the Audit Committee are Messrs. Ferri and Morrill. The principal functions of the Committee are to review matters relating to the examination of the Company by its independent auditors and its accounting control procedures.

   The Board of Directors has a Compensation and Stock Option Committee which held 2 meetings during 1994. The current members of this Committee are Messrs. d'Arbeloff, Carr, Ferri, Hendrie and Morrill, comprising all of the non-employee directors, except Mrs. Obourn who is expected to be elected to the committee after the annual meeting. The principal functions of the Committee are to fix the compensation of senior management and to administer the grant of options under the Company's stock option plans.

   The Board of Directors does not have a nominating or similar committee.

                            EXECUTIVE COMPENSATION

I. SUMMARY COMPENSATION TABLE

   The following table sets forth all compensation paid by the Company for services rendered to the Company and its subsidiaries in all capacities during the fiscal years ended January 1, 1995, January 2, 1994, and January 3, 1993 to the chief executive officer, the four most highly paid persons other than the CEO who were serving as executive officers on January 1, 1995, and one other person who served as an executive officer during part of fiscal 1994.

                                                           LONG TERM
                                                          COMPENSATION
                                                          ------------
                                                             SHARES
                                 ANNUAL COMPENSATION         UNDER
NAME AND PRINCIPAL POSITION  ----------------------------    OPTION         ALL OTHER
   (AT JANUARY 1, 1995)      YEAR SALARY ($)(1) BONUS ($)  AWARDS (#)  COMPENSATION ($)(1)
- ---------------------------  ---- ------------- --------- ------------ -------------------
William E. Foster.......     1994    415,012     422,293     50,000            4,500
Chairman & Chief             1993    450,000      29,100     60,000            7,075
Executive Officer            1992    475,008       6,600          0            8,728
Gary E. Haroian.........     1994    350,012     356,151     80,000            4,500
President & Chief            1993    315,000      19,123     62,000            7,075
Operating Officer            1992    315,000       5,715          0            8,728
Robert E. Donahue.......     1994    235,000     160,174     20,000            4,500
Vice President Finance &     1993    225,000       7,483     24,000            6,836
Chief Financial Officer      1992    195,000       2,855          0            6,400
Paul R. Jones...........     1994    230,000     132,458     18,000            4,500
Vice President & Chief       1993    230,000       8,314     27,000            6,986
Operating Officer            1992    220,000       2,855          0            7,060
ISIS Distributed
Systems, Inc.(2)
David M. Weishaar(3)....     1994    220,000     145,525     20,000            4,500
Vice President Worldwide     1993     95,898      70,000     25,000            2,933
Operations &                 1992        --          --         --               --
Chief Quality Officer
Richard L. Tarulli(4)...     1994    299,994     180,805     18,000          284,500
                             1993    300,000      41,547     45,000            7,075
                             1992    285,000       6,120          0            8,728

- -----------------------------
(1) Salary includes amounts deferred by the named executive officer and All Other Compensation consists exclusively (except for Mr. Tarulli in 1994) of the Company's contribution under the Company's capital accumulation plan established pursuant to Section 401 (k) of the Internal Revenue Code. Under the capital accumulation plan, each participant may defer up to fifteen percent of his annual salary up to an annual maximum amount prescribed by IRS regulations. The Company matches such deferrals (up to an IRS maximum amount of $4,500 in 1994) to the extent of achievement by the Company of certain profit goals.

(2) Isis Distributed Systems, Inc. is a wholly owned subsidiary of the Company.

(3) Mr. Weishaar began his employment with the Company in 1993.

(4) Mr. Tarulli served as Senior Vice President, World Wide Sales and Service until his resignation in December 1994 and thereafter was not an executive officer. Upon his resignation, the Company entered into an agreement with Mr. Tarulli pursuant to which he will continue as an employee through December 31, 1995, subject to his earlier voluntary termination. The amount set forth for him in 1994 for all other Compensation consists of $4,500 contributed by the Company under the capital accumulation plan and $280,000, which is the amount accrued by the Company in 1994 for the maximum salary payable to him in 1995 under the agreement.

II. OPTION GRANTS TABLE

   The following table sets forth information with respect to stock options granted by the Company to the named executive officers in the fiscal year ended January 1, 1995.

                                                                        POTENTIAL REALIZABLE
                                                                          VALUE AT ASSUMED
                                                                        ANNUAL RATES OF STOCK
                                                                       PRICE APPRECIATION FOR
                                       INDIVIDUAL GRANTS                     OPTION TERM
                         --------------------------------------------- -----------------------
                                     % OF TOTAL
                                      OPTIONS
                          OPTIONS    GRANTED TO   EXERCISE
                         GRANTED(1) EMPLOYEES IN   PRICE    EXPIRATION
NAME                     (#/SHARES) FISCAL YEAR  ($/SHARES)    DATE      5%($)(2)     10%(2)
- ----                     ---------- ------------ ---------- ---------- ----------- -----------
William E. Foster.......   50,000       4.0%       27.25      3/2/04       857,000   2,171,500
Gary E. Haroian.........   80,000       6.5%       27.25      3/2/04     1,371,200   3,474,400
Robert E. Donahue.......   20,000       1.6%       27.25      3/2/04       342,800     868,600
Paul R. Jones...........   18,000       1.5%       27.25      3/2/04       308,520     781,740
David M. Weishaar.......   20,000       1.6%       27.25      3/2/04       342,800     868,600
Richard L. Tarulli......   18,000       1.5%       27.25      3/2/04       308,520     781,740

- -----------------------------
(1) All options granted are exercisable in full, but shares purchased may not be disposed of and are subject to repurchase by the Company at the exercise price until they vest. Shares vest at the rate of 5% per quarter over a five year period from the date of grant, subject to acceleration upon certain change-of-control events. Such events include a tender offer for or acquisition of 30% or more of the stock of the Company by any person or group, a sale or merger pursuant to which the stock of the Company is converted into cash or other property, and a majority of the Board ceasing to consist of the current members or successors nominated by the current members. Shares vest in full upon such an event.

(2) As required by the rules of the Securities and Exchange Commission, potential values are stated based on the prescribed assumption that the common stock will appreciate in value from the date of grant to the end of the option term at rates (compounded annually) of 5% and 10%, respectively, and therefore do not reflect past results and are not intended to forecast possible future appreciation, if any, in the price of the common stock.

III. OPTION EXERCISES AND FISCAL YEAR END OPTION VALUE TABLE

   The following table sets forth, for the named executive officers, the number of shares for which stock options were exercised in the fiscal year ended January 1, 1995, the realized value or spread (the difference between the exercise price and market value on date of exercise), and the number and unrealized spread of the unexercised options held by each at fiscal year end.

                                                                      VALUE OF
                                                        NUMBER OF   UNEXERCISED
                                                       UNEXERCISED  IN-THE-MONEY
                             SHARES                    OPTIONS AT    OPTIONS AT
                            ACQUIRED        VALUE        FY-END        FY-END
NAME                     ON EXERCISE (#) REALIZED ($) (# SHARES)(1)    ($)(1)
- ----                     --------------- ------------ ------------- ------------
William E. Foster.......          0              0       167,500     2,505,625
Gary E. Haroian (2).....          0              0       179,830     2,290,233
Robert E. Donahue (2)...          0              0        53,320       657,820
Paul R. Jones (2).......     14,200        275,619        47,800       588,938
David M. Weishaar (2)...      3,000         78,375        42,000       671,000
Richard L. Tarulli......     27,250        445,493        55,250       739,100

- -----------------------------
(1) All shares shown are exercisable in full, but are subject to the vesting provisions described under the Option Grants Table. The following number of shares held by the named executive officers were fully vested as of fiscal year-end: Mr. Foster, 65,750 shares, Mr. Haroian, 64,177 shares, Mr. Donahue, 18,410 shares, Mr. Jones 8,750, Mr. Weishaar 7,500, and Mr. Tarulli, 4,550 shares.

(2) Does not include 939 shares purchased by Mr. Haroian, 935 shares purchased by Mr. Donahue, 935 shares purchased by Mr. Jones, and 653 shares purchased by Mr. Weishaar during 1994 under the Company's Employee Stock Purchase Plan.

                             DIRECTORS COMPENSATION

   Each director of the Company who is not an employee is paid $17,000 per year and $1,000 for each meeting of the Board attended. In addition members of the Audit Committee, Compensation and Stock Option Committee and any other special committees formed from time to time are paid $1,000 for each meeting of such committee attended. Directors of the Company who are not employees have also been granted stock options annually in connection with the performance of their duties. In 1994, each non- employee director was granted an option for the purchase of 6,000 shares at an exercise price equal to the fair market value at the time of grant. Options granted to non-employee directors are exercisable in full, but the underlying shares vest over a five year period from the date of grant, subject to acceleration upon certain change-of-control events.

   The following report on executive compensation and the Performance Graph on page 12 shall not be incorporated by reference into any filings by the Company with the Securities and Exchange Commission.

               COMPENSATION AND STOCK OPTION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

   This report, prepared by the Compensation and Stock Option Committee, addresses the Company's executive compensation policies and the basis on which fiscal 1994 executive officer compensation determinations were made. The Committee (aided by compensation professionals employed by the Company) designs and approves all components of executive compensation.

   To ensure executive compensation is designed and administered in an objective manner, the Committee's members are all non-employee directors. The duty of the Committee is to set the base salary and variable compensation for all executive officers, as well as the design of all other elements of the executive compensation program.

   Policy: The Company's overall policy for compensating its executive officers continues to be to establish aggregate compensation levels which (i) provide appropriate incentives for individual and Company performance (ii) are sufficiently competitive within the computer/high-technology industry to retain and, when necessary, attract executive officers who are capable of leading the Company to achieve its business objectives, (iii) reward outstanding performance and (iv) tie the interests of the Company's executives to the interests of the Company's stockholders.

   The principal components of the executive compensation programs are base salary, variable bonus, and stock options, as described below. In addition, executives are eligible to participate, on a non-discriminatory basis, in various benefit programs provided to all full-time employees, including the capital accumulation and employee stock purchase plans and the group medical, disability and life insurance programs. In reaching its decisions with regard to actual compensation levels, the Committee takes into consideration all elements of the program rather than any one element in isolation.

   Competitive market data is obtained by using market standard surveys. This competitive market data compares the Company's compensation programs to those of a group of computer/high-technology companies consisting of substantially the same companies as the industry index shown on the performance graph below. The Company's overall compensation is generally targeted at the mid-range of the comparison group.

   Base Salary and Variable Bonus: The 1994 executive compensation program was designed to continue the process, begun in 1991, of more directly tying the executive officers' compensation to the performance of the Company. Consistent with the foregoing, Mr. Foster's base salary for 1994 was reduced by approximately 8% compared to 1993, while his targeted bonus was increased by 34% compared to 1993, resulting in an overall targeted annual compensation increase of approximately 4% over 1993. The Committee determined that the overall targeted compensation was approximately at the mid-range of compensation for chief executive officers of comparable companies. Mr. Foster's potential bonus for 1994 was based upon attainment by the Company of an earnings per share goal established for bonus purposes. His actual bonus of $422,293 resulted from the extent by which the Company exceeded the earnings per share goal.

   Approximately 60% of the aggregate targeted annual compensation for the other four executive officers for 1994 consisted of base salaries, and the remainder consisted of potential bonuses based upon the attainment of certain individuals goals in combination with the Company meeting or exceeding its earnings per share goal established for bonus purposes. The overall targeted annual compensation for each of the executive officers was determined by the Committee to be approximately at the mid-range of compensation for similar positions in comparable companies.

   Stock Options: The Committee believes that stock ownership by executive officers is important in aligning management and stockholder interests in the long-term enhancement of stockholder value. Since the early years of the Company, stock options have been granted to executive officers and other key employees annually. The options granted to executive officers have had exercise prices equal to the fair market value of the stock on the date of grant and have vested over five years. Prior to 1992, stock option awards were made in the latter part of each year. In 1992, the Committee changed the timing of option awards to coincide with performance appraisals and compensation actions, which are made in the early part of each year. Accordingly no options were granted in 1992, and the 1993 and 1994 option awards were made in the first quarters of those years.

   The number of shares for which options were granted to executive officers in 1994 was determined by the Committee based upon several factors, including the executive's position, his past and future expected performance, the competitive survey data as described above, and the number of shares under options previously granted.

   Compensation Not Qualifying for Tax Deductibility: Section 162(m) of the Internal Revenue Code, adopted in 1993, provides in general that compensation to certain individual executive officers during any year in excess of $1 million is not deductible by a public company. The Committee believes that, given the general range of salaries and bonuses for executive officers of the Company, the $1 million threshold of Section 162(m) will not be reached by any executive officer of the Company in the foreseeable future. Accordingly, the Committee has not established a policy regarding compensation not qualifying for federal tax deductibility because that threshold is not currently within reasonable range of any executive officer.

Compensation and Stock Option Committee

      Alexander V. d'Arbeloff
      Arthur Carr
      Paul J. Ferri
      Gardner C. Hendrie
      Robert A. Morrill

                            STOCK PERFORMANCE GRAPH

   The following Performance Graph assumes an investment of $100 on December 31, 1989 and compares annual percentage changes thereafter in the market price of the Company's common stock with a broad market index (S&P 500) and an industry index (S&P Computer Systems). The Company paid no dividends during the periods shown; the performance of the indexes is shown on a total return (dividend reinvestment) basis. The graph lines merely connect year-end dates and do not reflect fluctuations between those dates.


                             [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                AMONG S&P 500, STRATUS AND S&P COMPUTER SYSTEMS

                                                            S&P
Measurement period                                       COMPUTER
(Fiscal Year Covered)            S&P 500      STRATUS     SYSTEMS
- ---------------------           --------     --------    --------
12/31/89                        $ 100        $ 100       $ 100
12/31/90                        $  96.90     $ 100.54    $ 112.06
12/31/91                        $ 126.42     $ 216.30    $  99.58
12/31/92                        $ 136.05     $ 147.28    $  73.10
12/31/93                        $ 149.76     $ 136.41    $  75.87
12/31/94                        $ 151.74     $ 165.22    $  97.98


               COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

   The members of the Compensation & Stock Option Committee during 1994 were Messrs. d'Arbeloff, Carr, Ferri, Hendrie and Morrill. Mr. Hendrie was a founder of the Company and was employed by the Company in various executive positions until 1985. See "Election of Directors". None of the members of the Committee had any interlocking or insider relationships during 1994 with the Company or its executive officers.

                            SECTION 16(A) REPORTING

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons who own more than ten percent of its common stock to file reports with the Securities and Exchange Commission disclosing their ownership of stock in the Company and changes in such ownership. Copies of such reports are also required to be furnished to the Company. Based solely on a review of the copies of such reports received by it, the Company believes, during and in respect of fiscal year ended January 1, 1995, all such filing requirements were complied with, except that John F. Young, an executive officer of the Company, did not file a report within the prescribed time period in respect of the sale of 446 shares on December 7, 1994. A report was subsequently filed by Mr. Young in respect of the sale.

                  APPROVAL OF AMENDMENTS TO STOCK OPTION PLANS

                               (ITEM 2 OF NOTICE)

   On January 31, 1995 the Board of Directors of the Company adopted amendments to both the Employee Stock Option Plan ("1983 Plan") and the Non-Qualified Stock Option Plan ("NQSO Plan") (see plan descriptions below) to increase the total number of shares authorized to be issued under both plans so that, as amended, the maximum aggregate number of shares available under both plans is 9,380,200, an increase of 600,000 shares. As of February 22, 1995, of the 9,380,200 shares authorized under the plans only 1,556,025 remain available for grant, therefore the purpose of the increase in the combined shares is to permit the continuing grant of stock options, which the Board of Directors believes is necessary to continue to attract and retain key employees as well as provide an incentive to them to exert their best efforts for the Company.

   Approval of the stockholders is sought in order to meet the stockholder approval requirements of i) the respective plans, ii) Section 422 of the Internal Revenue Code, which requires stockholder approval of any increase in the number of shares which may be issued under an Incentive Stock Option Plan, and iii) Rule 16(b)-3 under the Securities Exchange Act of 1934, which, in the case of certain option plans which have been approved by stockholders, prevents the grant of options to directors, officers, and certain other affiliates from being deemed "purchases" for purposes of the profit recapture provisions of
Section 16(b) of that Act. The executive officers and certain directors of the Company who may receive such options will benefit from such approval. The Board of Directors recommends stockholder approval of the amendment.

1983 STOCK OPTION PLAN

   The 1983 Plan currently provides for the grant, to key employees of the Company, of either (i) "incentive stock options" ("ISOs") within the meaning of the Internal Revenue Code or (ii) "nonstatutory stock options" ("NSOs") for the purchase of common stock of the Company. The exercise price for ISOs granted under the 1983 Plan must be at least equal to the fair market value of the underlying shares of common stock at the time of grant, and the exercise price for NSOs granted under the 1983 Plan must be at least equal to 50% of the fair market value of the underlying shares of common stock at the time of grant. The 1983 Plan is administered by the Compensation and Stock Option Committee of the Board of Directors, which determines the option price, exercise period and other terms and conditions of options at the time of each grant. All options granted to date under the 1983 Plan become exercisable in full not later than one year from the date of grant, expire ten years from the date of grant to the extent not exercised, are non-transferable by the optionee, and are exercisable only during the employment of the optionee by the Company and, in certain cases, for a limited period thereafter. Shares of common stock purchased pursuant to the options vest over a five year period from the date of grant, subject to acceleration upon certain change-of-control events. Any shares not vested upon termination of employment are subject to the Company's right of repurchase at the original purchase price. It is expected that options granted in the future under the 1983 Plan will have terms and conditions substantially the same as those described above. Approximately 700 employees of the Company are eligible to receive options under the 1983 Plan.

NON-QUALIFIED STOCK OPTION PLAN

   The Non-Qualified Common Stock Option Plan (the "NQSO Plan") provides for the grant, to key employees and directors of the Company, of NSOs for the purchase of common stock of the Company. The NQSO Plan is administered by the Compensation and Stock Option Committee, which determines the option price, exercise period and other terms and conditions of options at the time of each grant. To date, the terms and conditions of options granted under the NQSO Plan have been substantially the same as those described above for options under the 1983 Plan.

   Currently, the only material differences between the 1983 Plan, as it provides for NSOs, and the NQSO Plan is that the NQSO Plan permits (i) the grant of NSOs to directors who are not employees of the Company, and (ii) the grant of NSOs (other than to directors) having exercise prices less than 50% of the fair market value of the underlying shares at the time of grant. Under both plans, the grant of options to directors, whether or not employees, are subject to certain limitations.

FEDERAL INCOME TAX INFORMATION

   For federal tax purposes, no taxable income is recognized by the optionee upon grant of any option. No taxable income is recognized by the optionee upon exercise of an ISO so long as the shares acquired are held for at least two years from the date of grant and one year from the date of exercise and, correspondingly, there is no compensation deductible by the Company. Upon sale of the shares by the optionee after such holding periods, any gain or loss over the exercise price is long-term capital gain or loss. In the case of NSOs, ordinary compensation income is recognized by the optionee upon exercise in the amount of any excess of the then fair value over the exercise price, and the Company is entitled to a corresponding deduction. In the event an optionee disposes of shares purchased under an ISO before the holding periods referred to above are met, the disposition is treated similarly to the exercise of an NSO. The foregoing general summary is not intended to be exhaustive, does not address certain special federal tax provisions, and does not address state, municipal or foreign tax laws.

OPTION GRANTS AND OUTSTANDING OPTION TOTALS

   During the fiscal year ended January 1, 1995, NSOs for the purchase of 1,206,400 shares of common stock were issued under the 1983 Plan, of which approximately 40,000 were issued to employees of subsidiaries in connection with certain acquisitions. The exercise prices of all such options were equal to the fair market value of the underlying shares at the time of grant. During fiscal year ended January 1, 1995, NSOs for the purchase of 30,000 shares of common stock were issued under the NQSO Plan. The exercise prices for these shares were equal to the fair market value of the underlying shares at the time of grant. During the fiscal year ended January 1, 1995, no ISOs were granted under the 1983 Plan. The following table sets forth the number of shares for which NSOs were granted during the fiscal year ended January 1, 1995 to the named executive officers, the current executive officers as a group, the non-employee directors, and the non-executive officer employees. For additional information as to options granted to the named executive officers, see the Options Grants Table above.

                                                             1983 PLAN NQSO PLAN
                                                             --------- ---------
William E. Foster...........................................   50,000
Gary E. Haroian.............................................   80,000
Robert E. Donahue...........................................   20,000
Paul R. Jones...............................................   18,000
David M. Weishaar...........................................   20,000
Richard L. Tarulli..........................................   18,000
Current executive officers as a group.......................  285,000
Non-employee directors as a group...........................            30,000
Non-executive officer employees.............................  921,400

   At January 1, 1995, options outstanding under both the 1983 Plan and the NQSO Plan were for the purchase of an aggregate of 3,145,515 shares of common stock. 1,556,025 shares remain available for grant under the plans.

             APPROVAL OF AMENDMENTS TO EMPLOYEE STOCK PURCHASE PLAN

                               (ITEM 3 OF NOTICE)

   On January 31, 1995, the Board of Directors adopted an Amendment to the Employee Stock Purchase Plan ("ESPP") increasing the number of shares available for purchase by 400,000 to 3,100,000 shares. On January 31, 1995, the Board of Directors adopted an Amendment to the Employee Stock Purchase Plan ("ESPP") increasing the number of shares available for purchase by 400,000 to 3,100,000 shares. As of February 22, 1995, of the 2,700,000 shares authorized under the ESPP, only 285,347 shares remained available for issuance under further offerings. The Board of Directors recommends approval of the amendment because it believes that the availability of an employee stock purchase plan is an important factor in the Company's ability to attract and retain employees and provide an incentive to them to exert their best efforts for the Company. Approval of the stockholders is sought to meet the stockholder approval requirements of the ESPP and Rule 16(b)-3 of the Securities and exchange Act of 1934.

   The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. As such, no income is taxable to a participant until shares which have been purchased are sold, and the federal tax treatment upon sale depends upon whether the shares have been held for two years following the beginning of the applicable offering period and one year from the date of purchase. If shares are held for those periods, there is no compensation deduction for the initial Company. The purpose of the ESPP is to provide employees of the Company (of which there are approximately 2,800) an opportunity to participate in the growth and development of the Company through the purchase of common stock. The plan is implemented by one or more offerings from time to time and for such offering period(s) as determined by the Board of Directors or the Compensation and Stock Option Committee of the Board. Each offering period shall be no longer than twenty-seven months. The price at which common stock is purchased under the plan is the lower of 85% of its fair market value at the commencement of an offering period or 85% of its fair market value on the last day of the offering period. The maximum value of common stock an employee may purchase during an offering period is 10% of the employee's annual rate of compensation at the time the option is granted. The following table sets forth the number of shares purchased under the ESPP during the fiscal year ended January 1, 1995 by the named executive officers, the current executive officers as a group, and the non-executive officer employees.

                                                                   NO. OF SHARES
                                                                   -------------
William E. Foster.................................................          0
Gary E. Haroian...................................................        939
Robert E. Donahue.................................................        935
Paul R. Jones.....................................................        935
David M Weishaar..................................................        653
Richard L. Tarulli................................................          0
Current executive officers as a group.............................      6,239
Non-executive officer employees...................................    323,033

                    RATIFICATION OF APPOINTMENT OF AUDITORS

                               (ITEM 4 OF NOTICE)

   Subject to approval by the stockholders, the Board of Directors has selected the firm of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1995.

   Although there is no legal requirement that this matter be submitted to a vote of the stockholders, the Board of Directors believes that the selection of independent auditors is of sufficient importance to seek stockholder ratification. In the event the selection of Ernst & Young LLP is not ratified by the affirmative vote of a majority of the shares represented and voting at the meeting, the Board will reconsider its selection.

   Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

   The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their judgment on such matters.

   All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone and personal interviews.

   Proposals of stockholders intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Company at its principal executive offices not later than November 22, 1995 for inclusion in the proxy statement for that meeting. Other requirements for inclusion are set forth in Rule 14a-8 under the Securities Exchange Act of 1934 as amended.

                                          By order of the Board of Directors

                                          FREDERICK S. PRIFTY
                                          Clerk

March 24, 1995

   THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.